FIRST GUARANTY BANCSHARES, INC.

Dear Shareholders and Customers,

The second quarter of 2016 concluded with a continuation of our outstanding results. Strong loan growth continued as we finished the month of June 2016 with a total loan portfolio of $896.4 million, a new record for our loan portfolio which is up $42 million from March 31, 2016 and $86 million from June 30, 2015. This is an increase of 10.6% over the last year. In order to fund this tremendous loan growth, it was necessary that we (as planned in our strategy) sell securities. Due to the high quality of our investment portfolio, this strategy of transferring assets from lower yielding securities into higher yielding loans resulted in a pre-tax gain on the sale of securities for the second quarter of $2.2 million or $1.5 million after tax. As of June 30, 2016, we were $18.7 million ahead of budget for core loans, $11.3 million ahead of our budget for all loans. We continue to progress toward our goal of a fortress balance sheet for First Guaranty Bancshares, Inc.

Of course, there is a price for having such a strong performance. Because of the growth in the loan portfolio, we were, according to normal loan loss reserve calculations, required to fund approximately $210,000 to our loan loss provision in excess of budget. This extra provision was funded from the gains on the sales of securities which were required to fund the loans.

The net interest margin for the second quarter 2016 increased to 3.43% compared to 3.30% for the first quarter of 2016 and 3.16% for the second quarter 2015. The increase in the net interest margin confirms and validates our business strategy of moving assets from lower yielding securities to higher yielding loans.

The increase in the size of the loan portfolio has improved our loan interest income which totaled $11.3 million in the second quarter of 2016 as compared to $10.8 million for the first quarter of 2016 and $10.4 million for the second quarter 2015. The income available to common shareholders as of June 30, 2016 totaled $4.4 million for the quarter compared to $3.2 million for the first quarter of 2016. Earnings per common share totaled $0.58 for the quarter ending June 30, 2016 compared to $0.41 for the quarter ending March 31, 2016.

For the 92nd consecutive quarter, First Guaranty paid a quarterly dividend. This dividend was $0.16 per quarter. Since 1993, First Guaranty Bank has paid a total of $59.2 million in common dividends to shareholders.

In December of 2015 we issued a 10% stock dividend and kept our quarterly dividend rate paid per share the same at $0.16 per share. This increased the cash dividends paid to shareholders. The book value per share changed because of the stock dividend. Our adjusted book value prior to that stock dividend was $17.22. We define adjusted book value per share as our book value according to GAAP adjusted to remove the effect of unrealized gains or losses on investment securities. The adjusted book value immediately after the stock dividend was $15.66; therefore, there was an original stock dividend dilution of $1.56 per share. The dilution earn back through June 30, 2016

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is $0.67 per share as we have an adjusted book value per share as of June 30, 2016 of $16.33. This means that, by June 30, 2016, we have already earned back 43% of the dilution from the stock dividend in December of 2015. With this 43% earn back in six months, if this continues, our projected earn back date is February 28, 2017. We continue to enhance shareholder value.

The results of the second quarter of 2016 are the benefit of everyone in the entire organization continuing to work together toward our common goals and to maximize shareholder value. These efforts benefit our shareholders, our employees, our customers, and our communities.
Thank you for your continued support.

Sincerely,



Alton B. Lewis
President/Chief Executive Officer
First Guaranty Bancshares, Inc.
NASDAQ: FGBI